Presentation to the Conflicts Committee of Hiland Partners GP Holdings, LLC Project Horizon Discussion Materials May 27, 2009 Confidential Presentation

Disclaimer The following pages contain material that was provided to the Conflicts Committee of the Board of Directors (the "Conflicts Committee") of Hiland Partners GP Holdings, LLC (the "Company") by Barclays Capital Inc. ("Barclays Capital"), the United States affiliate of Barclays Capital, the investment banking division of Barclays Bank PLC. The accompanying material was compiled or prepared on a confidential basis for consideration by the Conflicts Committee and the Board of Directors and not with a view toward public disclosure under state and federal securities laws and, except as required by law, no part of it may be reproduced, distributed or transmitted without the prior consent of Barclays Capital. The information contained in this material was obtained from the Company and other publicly available sources, and Barclays Capital has relied upon such information without independent verification thereof. These materials are being provided in connection with an actual engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays Capital. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities described herein. Any estimates and projections for the Company contained herein have been prepared by management of the Company, were obtained from publicly available sources or are based upon such estimates and projections. The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. The analysis contained herein is based on current market conditions which are subject to change and Barclays Capital assumes no obligation to update or otherwise revise these materials. Because these materials were prepared for use in the context of a presentation to the Conflicts Committee, the material was not prepared to comply with the disclosure standards set forth under state and federal securities laws and, to the extent the material may be considered by readers not as familiar with the business and affairs of the Company as the Conflicts Committee, neither the Company nor Barclays Capital nor any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material when used by persons other than the Conflicts Committee. Barclays Capital, its affiliates and the individuals associated therewith may (in various capacities) have positions or deal in transactions or securities (or related derivatives) of the Company or any counterparty to the transaction contemplated herein. IRS Circular 230 Disclosure: Barclays Capital and its affiliates do not provide tax advice. Please note that (i) any discussion of U.S. tax matters contained in this communication (including any attachments) cannot be used by you for the purpose of avoiding tax penalties; (ii) this communication was written to support the promotion or marketing of the matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent tax advisor. 1

Introduction

Introduction Barclays Capital has been mandated by the Conflicts Committee of the Board of Directors (the "Conflicts Committee") of Hiland Partners GP Holdings, LLC to provide financial advisory services in connection with a potential transaction between Mr. Harold Hamm and certain affiliates ("Mr. Hamm") and Hiland Holdings GP, LP ("HPGP") The original transaction proposed by Mr. Hamm on January 15, 2009 involved the acquisition of all the outstanding common units of HPGP not owned by Mr. Hamm and his affiliates for $3.20 in cash per unit The offer was conditioned on the successful acquisition by the purchasers of all the outstanding common units of Hiland Partners, LP ("HLND" or the "MLP") not already owned by HPGP for $9.50 in cash per common unit On April 20, 2009, Mr. Hamm revised his previous offer regarding the acquisition of all the outstanding common units of HPGP New offer is $2.40 per HPGP unit All other offer terms remain unchanged, including the condition that the purchasers successfully acquire all the outstanding common units of HLND Mr. Hamm simultaneously revised the HLND offer to $7.75 per HLND unit On April 27, 2009, HLND announced its decision to suspend quarterly distributions on its common and subordinated units beginning with the first quarter distribution of 2009 HPGP also announced the suspension of its quarterly distributions As a result of the HLND distribution suspension, HPGP has zero cash inflows Additionally, the lack of distributions will create arrearages on the common units; the subordinated units owned by HPGP will not be able to receive distributions until all of the arrearages are paid on the common units In this presentation, we review the offer for HPGP from a financial point of view Introduction 2

Introduction Market Update ___________________________ Reflects management case EBITDA projections. 3

Unit Price Performance Indexed Unit Price Performance - HLND(2) Indexed Unit Price Performance - HPGP(1) Harold Hamm's revised offer impacted both HPGP and HLND ___________________________ GP Peers includes AHGP, AHD, BGH, XTXI, ETE, EPE, NRGP, MGG, NSH and PVG. G&P Peers includes APL, CPNO, XTEX, DPM, MWE, MMLP, NGLS, and WPZ. Absolute Unit Price Performance - HLND Absolute Unit Price Performance - HPGP Introduction 4

Introduction Offer Summary Total Equity Value of Offer Offer Premia Following the original proposal made by Mr. Hamm on January 15, 2009, units of HPGP and HLND reacted favorably, outperforming the peer group However, neither HPGP nor HLND units ever surpassed the original proposed offer levels Eventually, HPGP and HLND units began to underperform, and following Mr. Hamm's revised offer on April 20, 2009, fell further With the business prospects for both entities continuing to decline, as well as the recent suspension of distributions at both entities, HPGP and HLND units have continued to show price weakness Units Have Traded Below Offer Price Since Announcement 5

Amendment Would Require Equity Infusion Introduction Credit Facility Issues HLND is expected to be in violation of its current leverage covenant at the end of Q2 2009, which could result in an event of default In connection with his offer, Mr. Hamm is engaged in separate negotiations with the lenders regarding an amendment to the credit facility The proposed amendment would be contingent on Mr. Hamm's take-private transaction Mr. Hamm has agreed to i) inject $50 million of equity to pay down debt and ii) increased pricing in exchange for revised financial covenants extending through the life of the loan (May 2011 maturity) Terms include an upfront fee of 50 basis points, a hard interest floor of 4.75% and an increase to the pricing grid of approximately 75 basis points across the board In terms of covenant relief, MidFirst Bank agreed to the following leverage covenants: Through June 30, 2010 - 5.25x Through Dec 31, 2010 - 5.0x Through May 2011 - 4.75x If the take-private transaction is not completed by the time HLND must certify its financial covenants (August 15, 2009), we understand that the banks may be willing to agree to a waiver, assuming the transaction is progressing HLND management has not held substantive negotiations with the bank group in the event the take-private does not occur; however, management believes they could reach an agreement, but with far more onerous terms (given the lack of debt pay down) Likely similar to the Crosstex situation (including the elimination of all distributions) 6

Summary Valuation Analysis

Summary Financial Projection Considerations Summary Valuation Analysis HLND Financial Projections Management of HLND provided Barclays Capital with a revised HLND (and HPGP) financial and operating model on April 28th Barclays has relied on management's model and has analyzed certain sensitivities Variations in commodity prices significantly impact HLND's cash flow generation and subsequently the ability to pay distributions at both the HLND level and the HPGP level Management assumes NYMEX quoted forward pricing as its base case for oil and gas prices, and currently quoted NGL prices in 2009 and 2010 (12 month historical NGL/crude oil correlations are used to derive prices in 2011 - 2013) Barclays has run an upside sensitivity assuming a NYMEX oil price of $80.00 per barrel and a NYMEX natural gas price of $8.00 per million British Thermal Units (both beginning in Q3 2009) and NGL prices based on 12 month historical correlations Commodity prices also affect producers' willingness to spend drilling capital, which can affect HLND's inlet throughput volumes Barclays has examined the effects of both an increase and decrease in HLND's volumes Additionally, Barclays has adjusted certain distribution assumptions in relation to contemplated strategic alternatives HLND currently faces a situation whereby it could be in violation of certain debt covenants contained in its existing revolving credit facility Some form of amendment to the credit facility or other alternative will be required in order for HLND to stay compliant Depending on the alternative examined, Barclays has estimated the level of distributions that could be paid by HLND and HPGP 7

Summary Valuation Analysis HLND Operating Model Comparison 8

# HLND Financial Projections

Summary Valuation Analysis

## Operating Sensitivities

- The following summarizes key parameters across the three operating cases Barclays has analyzed: Management Case; Upside Case and Downside Case

| | Management | Upside | Downside |
|---|---|---|---|
| **Oil and Natural Gas Pricing** | Strip | Strip in Q1/Q2 2009 $80.00 Oil/ $8.00 Gas thereafter | Strip |
| **NGL Pricing** | Strip in 2009 & 2010 / 12-Month Correlations thereafter | Strip in Q1/Q2 2009 / 12-Month Correlations thereafter | Strip in 2009 & 2010 / 12-Month Correlations thereafter |
| **Production Volumes** | Flat | Flat in 09 / grow to ~295Mcf/d in 2010 and held flat thereafter | Decline to 259 Mcf/d by Dec 09; continue at 259 Mcf/d in 2010 and grow to ~265 Mcf/d thereafter |
| **Future Distributions Assumptions** | Varies by Alternative Max of 1.4x DCF | Varies by Alternative Max of 1.4x DCF | Varies by Alternative Max of 1.4x DCF |
| **Growth Capex** | Varies by Alternative Max of ~$20mm / yr | Varies by Alternative Max of ~$20mm / yr | No Growth Capex beyond 2009 |

BARCLAYS CAPITAL

9

HILAND

Summary Valuation Analysis Assumptions - Summary Crude Oil Natural Gas Conway NGLs Inlet Volumes EBITDA Growth Capex The following summarizes commodity, volume and growth capex assumptions for the three cases as well as EBITDA Upside Management Downside 2009E 63.4219166666667 55.14775 55.14775 2010E 80 67.4475 67.4475 2011E 80 71.005 71.005 2012E 80 72.8941666666667 72.8941666666667 2013E 80 74.2675 74.2675 Upside Management Downside 2009E 6.17216388888889 4.50558055555556 4.50558055555556 2010E 8 6.288 6.288 2011E 8 7.07266666666667 7.07266666666667 2012E 8 7.30508333333333 7.30508333333333 2013E 8 7.37758333333333 7.37758333333333 Upside Management Downside 2009E 0.955097950146389 0.735389393341308 0.735389393341308 2010E 1.19366711361016 0.802 0.802 2011E 1.19366711361016 1.05945416752362 1.05945416752362 2012E 1.19366711361016 1.08764211905023 1.08764211905023 2013E 1.19366711361016 1.10813340450053 1.10813340450053 Upside Management Downside 2009E 284331.622821505 276829.461790869 265471.743421505 2010E 294472.52286 274781.886339923 259451.904604 2011E 295472.52286 275154.020379339 264596.58656532 2012E 295472.52286 274805.109948304 263327.82898005 2013E 295472.52286 274481.929308088 262934.316100371 Upside Management Downside 2009E 54.6174095265 43.118705101589 38.4698011574612 2010E 71.4616584471357 47.7046139058087 39.363621085606 2011E 63.230114420338 48.8585295358453 43.4306650542596 2012E 62.9875408694091 52.3848040979432 39.4707046193532 2013E 65.3581883887223 55.9334767603353 39.4265415615103 Upside Management Downside 2009E 20.92930602 20.92930602 20.92930602 2010E 21.3661712163333 21.3661712163333 0 2011E 21.0100683627278 21.0100683627278 0 2012E 20.6599005566823 20.6599005566823 0 2013E 20.3155688807376 20.3155688807376 0 10

Summary of Financial Projection Cases HLND Financial Projections Barclays has analyzed several financial cases based on the pursuit of varying alternatives Summary Valuation Analysis This case is a hypothetical case that analyzes HLND as if it did not need to comply with its bank covenants For this scenario to be available, HLND's existing bank group would need to waive covenant compliance for no fee or increase in interest cost (we do not believe this is possible) Assumes that HLND would continue to make distributions In this scenario, Barclays assumes HLND can renegotiate its existing credit facility with its current bank group We have assumed a 30 basis point upfront fee as well as an incremental 250 basis point increase in interest costs This case only allows distributions to the extent that HLND is in compliance with its 4.0x debt to EBITDA covenant This scenario assumes that Harold Hamm would invest $125 million into HLND for the purpose of paying down the existing credit facility to a level that would be in compliance with the 4.0x debt to EBITDA covenant This case assumes that this private investment would be subordinated to both the existing common and subordinated units of HLND and would only receive distributions in the event that HLND paid a cash distribution above the Minimum Quarterly Distribution (MQD) All distributions above the MQD would be for the benefit of this private security until the cumulative distributions to the private security totaled $125 million Renegotiate Credit Facility Private Investment by Harold Hamm Status Quo / No Covenant Issues Mr. Hamm has indicated that he is unwilling to pursue this alternative 11

Summary Valuation Analysis Summary Financial Projections Overview of Cases Not likely possible Not likely possible 12

Summary Valuation Analysis Summary Financial Projections Overview of Cases Not likely possible Not likely possible 13

Summary Valuation Considerations Summary Valuation Analysis Summary Valuation Analysis The economic assets of HPGP are: i) 2,321,471 common limited partner units of HLND, ii) 3,060,000 subordinated limited partner units of HLND, and iii) the 2% general partner interest and the related incentive distribution rights associated with the general partner of HLND The valuation of HPGP is therefore completely dependent on HLND and HLND's underlying asset performance Additionally, given the characteristics and investor expectations of publicly traded general partners and publicly traded master limited partnerships, the valuation of these entities are highly dependent on cash distributions to the unitholders This is particularly true of general partners that do not have any other cash generating assets, because they do not have access to cash flow when the underlying MLP does not pay distributions In scenarios where HLND cuts distributions substantially or is unable to make distributions, and accordingly HPGP receives reduced or no cash flow, valuations of both entities will be significantly depressed This impact is potentially magnified at HPGP due to its holdings of subordinated units in HLND (which do not get paid unless the MQD is paid in full to the common units) HLND's partnership agreement requires MQD payments for three consecutive, non-overlapping four quarter periods to meet the subordination conversion test; therefore, any MQD non-payment would reset the test period Additionally, when distributions are lowered to or below the MQD, HPGP will not be able to receive any distributions related to the incentive distribution rights In this section Barclays Capital analyzed a preliminary valuation of HPGP using a sum-of-parts approach (valuing both its limited partner interest in HLND and its general partner interest in HLND) Traditional MLP valuation techniques become less applicable when a partnership experiences distress and its ability to maintain steady distributions is in question Accordingly, Barclays Capital utilized both standard and alternative valuation techniques 14

Summary of Valuation Methodologies For the purpose of our preliminary valuation analysis, we have used the following methodologies for both HPGP's limited partner interests in HLND and its general partner interests in HLND Summary Valuation Analysis In scenarios where HPGP and HLND are able to pay distributions, Barclays Capital has performed a discounted cash flow analysis For our equity discount rates, we have used a range of 17.5% - 22.5% for the common unit cash flows, 20% - 25% for the subordinated cash flows and 25% - 30% for the GP cash flows In calculating a terminal value, we have used a perpetuity growth rate of 0% - 1% for the Common and Subordinated Units, 0% - 2% for the G&A cash flows and 0% - 5% for the GP cash flows For HLND we have looked at comparable gathering and processing MLPs including Atlas Pipeline Partners, Copano Energy, Crosstex Energy, DCP Midstream, Markwest Energy, Regency, Targa Resources and Williams Partners For HPGP we have looked at publicly traded general partners HLND comparables include recent transactions involving gathering and processing companies, as well as the broader MLP space HPGP comparables include recent transactions involving general partner transactions When HPGP and HLND are unable to pay distributions, traditional MLP valuation analyses such as those listed above are less meaningful In order to address these situations we have performed a net asset valuation of HLND's underlying assets using both comparable asset transactions and an asset discounted cash flow analysis Comparable Company Analysis Comparable Transaction Analysis Discounted Cash Flow ("DCF") Analysis Net Asset Value Analysis 15

Start Length End Renegotiate CF 2.16 0.74 2.9 Private Investment 2.25 0.84 3.09 Status Quo 2.94 0.86 3.8 Private Investment 1.72 0.51 2.23 Status Quo 2.02 0.64 2.66 Private Investment 1.69 0.51 2.2 Status Quo 1.63 0.51 2.14 Comparable Company Analysis 0.54 0.5 1.04 Corporate & GP HoldCo Transactions 2.86 3.07 5.93 Pre-Offer Premia Analysis 3.17 0.26 3.43 Current Premia Analysis 2.05 0.17 2.22 Asset Comp Trans 0.55 2.32 2.87 Asset DCF 0 2.6 2.6 HPGP Preliminary Summary Valuation Analysis HPGP Summary Valuation - Equity Value / Unit Summary Valuation - Implied Unit Price Discounted Cash Flow Analysis Original Offer Price: $3.20 (20% - 30%) (Equity Distributions) Upside Mgmt Downside Publicly Derived Valuations Net Asset Value Only possible if all covenants are waived for no consideration Summary Valuation Analysis Original Pre- Offer Price: $2.64 Current Price: $1.71 Revised Offer Price: $2.40 Assumes Non- Distressed Sale $1.86 $2.97 35-50% Discount for Distressed Sale $2.25 Mr. Hamm has indicated that he is unwilling to pursue this alternative 16

Purchase Price Ratios Management Case ___________________________ Assumes HLND common units held at HPGP valued at $7.75 offer price; subordinated units at HPGP reflect 40% discount to offer price. G&P Peers include CPNO, DPM, MWE, RGNC, NGLS and WPZ. HoldCo Peers include AHGP, AHD, BGH, XTXI, ETE, EPE, NRGP, MGG, NSH and PVG. Assumes revised $17.50 price. HLND PPR HPGP PPR Summary Valuation Analysis 17

Summary Valuation Analysis HPGP holds the following assets: 2% GP Interest in HLND Incentive Distribution Rights (IDRs) Common units of HLND Subordinated units of HLND Valuation Components As can be seen on the next page, given that there are publicly traded securities for both HLND and HPGP, the equity value of the HLND securities can be subtracted from the total value of HPGP to derive a value for the GP interest / IDRs HLND Common Units Owned by HPGP Total Market Value of HPGP HLND Subordinated Units Owned by HPGP 2% GP Interest & IDRs 18

HPGP Value Implied by the Proposal Summary Valuation Analysis Summary of Proposal HLND Common Units Owned by HPGP HLND Subordinated Units Owned by HPGP 2% GP Interest & IDRs Total Market Value of HPGP By starting with HPGP's total enterprise value and subtracting the equity value of the HLND common and subordinated units owned by HPGP, we can derive a value for the GP interest / IDRs 19

Additional Valuation Analysis

Management Case Additional Valuation Analysis Discounted Cash Flow Analysis - Status Quo Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total HPGP Value ($MM) (1) Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.3 million as of 3/31/09. 20

Upside Case Additional Valuation Analysis Discounted Cash Flow Analysis - Status Quo Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.3 million as of 3/31/09. Total HPGP Value ($MM) (1) 21

Downside Case Additional Valuation Analysis Discounted Cash Flow Analysis - Status Quo Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.3 million as of 3/31/09. Total HPGP Value ($MM) (1) 22

Upside Case Additional Valuation Analysis Discounted Cash Flow Analysis - Renegotiate Facility Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.3 million as of 3/31/09. Total HPGP Value ($MM) (1) 23

Management Case Additional Valuation Analysis Discounted Cash Flow Analysis - Private Investment Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.3 million as of 3/31/09. Total HPGP Value ($MM) (1) 24

Upside Case Additional Valuation Analysis Discounted Cash Flow Analysis - Private Investment Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.3 million as of 3/31/09. Total HPGP Value ($MM) (1) 25

Downside Case Additional Valuation Analysis Discounted Cash Flow Analysis - Private Investment Common Units ($/Unit) Sub Units ($/Unit) GP / IDR ($ MM) HPGP G&A ($ MM) Value of Common Units Held by HPGP Value of Sub Units Held by HPGP Total Value / HPGP Unit ___________________________ Adjusted for HPGP net debt of $0.3 million as of 3/31/09. Total HPGP Value ($MM) (1) 26

Additional Valuation Analysis Comparable Company Analysis HPGP - General Partner Interest HLND LP Unit Value HPGP Value ___________________________ Note: HLND estimates based on Wall Street research. Assumes 40% discount on subordinated units. Calculated by multiplying the 2.3 million HLND common units owned by HPGP by the implied HLND common unit range plus the 3.1 million subordinated units owned by HPGP multiplied by the implied HLND subordinated per unit range. Based on 21.6 million HPGP units outstanding. 27

Comparable MLP Trading Analysis Additional Valuation Analysis Gathering and Processing MLPs - Comparable Trading Analysis ___________________________ Note: Data based on Wall Street research. 1. Respective MLP senior unsecured debt rating, where applicable. Otherwise, rating is for the OLP senior unsecured debt. 28

Comparable GP HoldCo Trading Analysis Additional Valuation Analysis GP HoldCos - Comparable Trading Analysis ___________________________ Note: Data based on Wall Street research. 29

Additional Valuation Analysis Comparable Transaction Analysis Asset Transactions Comparable Corporate MLP and GP HoldCo Transactions ___________________________ Note: HLND estimates based on management case. Based on % of distributable cash flow attributable to LP units and GP / IDRs. Based on 21.6 million HPGP units outstanding. 30

Summary of Recent Gathering and Processing Transactions Selected Comparable Midstream Transactions Additional Valuation Analysis ___________________________ Enterprise value includes $116 million of growth capex. 31

Summary of Recent Gathering and Processing Transactions Selected Comparable Midstream Transactions (Cont'd) Additional Valuation Analysis ___________________________ Enterprise value includes $134 million of growth capex. 32

Multiple 3/25/2003 6.6 4/24/2003 7 5/13/2003 6.5 11/19/2003 7.5 3/31/2004 6.8 4/1/2004 9.5 6/4/2004 9.9 7/8/2004 10 11/1/2004 9.1 11/17/2004 8.8 11/23/2004 6.2 1/11/2005 11.7 3/7/2005 11 6/20/2005 12.5 8/2/2005 8.2 8/8/2005 9.3 10/11/2005 8.7 12/16/2005 11 2/15/2006 8 3/30/2006 9 5/2/2006 12.4 7/12/2006 12 7/13/2006 8.8 4/2/2007 8.4 4/30/2007 7.3 5/21/2007 11.9 6/4/2007 14.2 8/28/2007 13.1 8/31/2007 15.4 9/20/2007 9 11/1/2007 9.3 2/25/2008 9.5 9/17/2008 8.1 Historical Gathering and Processing Transactions (Multiples of EBITDA) Selected Comparable Midstream Transactions Announcement Date MarkWest Energy Partners / Pinnacle Natural Gas Cantera Resources / CMS Field Services Enbridge / Cantera West Texas Gas / Sago Energy Targa / COP Midstream Atlas / Spectrum MarkWest/ American Central Hicks, Muse / Regency Enbridge / Shell Offshore Penn Virginia / Cantera Regency Gas Services / El Paso XTO / Antero Pipeline (1) Atlas / ETP (Elk City) Copano / ScissorTail Targa / Dynegy Crosstex / El Paso Eagle Rock Energy / Oneok Southern Union / Sid Richardson Hiland / Enogex Oneok / Northern Border Enterprise/ Cerrito (2) Regency/ TexStar(2) 9.0x Median DCP Midstream / Momentum (2)(3) Copano Energy/ Cantera Natural Gas (2) Energy Transfer Partners / Canyon Gas(2) Crosstex/Chief Midstream (2) Targa Resources Inc. / Targa Resources LP(2) Atlas / Anadarko Eagle Rock / Laser Midstream Williams Partners LP / Williams Companies Inc. Regency / Nexus Gas Holdings (4) Martin Midstream/ Woodlawn Pipeline Eagle Rock/ Millennium Midstream Partners(2) Western Gas / Anadarko Additional Valuation Analysis ___________________________ Note: Transactions in red denote drop-down transactions. Annualized run-rate. Based on Forward 12 month multiple. Includes growth capex of $115.7 million for a total consideration of $750.7 million. EBITDA multiple per Wall Street Research Estimates, total transaction amount of $85 million. Atlas Pipeline/ Spectra 33

Precedent MLP Transactions Precedent MLP Transaction Premiums Paid MLP Premia Analysis MLP Transaction Multiples Analysis Additional Valuation Analysis 34

G.P. HoldCo Transaction Multiples Additional Valuation Analysis G.P. HoldCo Transactions 35

Precedent North American Minority Squeeze-Outs (Cash Transactions) Minority Squeeze-Out Premiums Paid Analysis Additional Valuation Analysis ___________________________ Harold Hamm revised his offer on April 20, 2009. 36

HLND Discounted Cash Flow Analysis Summary Discounted Cash Flow Analysis Management Case Additional Valuation Analysis 37

Additional Financial Detail

Management Case - Status Quo Management Case ___________________________ 2008A EBITDA includes $5.1mm of non-cash adjustments to DCF. Strip Pricing (Assumes 12 Month NGL Correlations) Additional Financial Detail 38

Management Case - Status Quo Management Case Strip Pricing (Assumes 12 Month Correlations) Additional Financial Detail 39

Assumes Strip Pricing for Q1 and Q2 2009 and $80.00 / $8.00 thereafter Upside Case - Status Quo Upside Case ___________________________ 2008A EBITDA includes $5.1mm of non-cash adjustments to DCF. Additional Financial Detail 40

Assumes Strip Pricing for Q1 and Q2 2009 and $80.00 / $8.00 thereafter Upside Case Upside Case - Status Quo Additional Financial Detail 41

Assumes Strip Pricing Downside Case - Status Quo Downside Case ___________________________ 2008A EBITDA includes $5.1mm of non-cash adjustments to DCF. Additional Financial Detail 42

Assumes Strip Pricing Downside Case Downside Case - Status Quo Additional Financial Detail 43

Assumes Strip Pricing for Q1 and Q2 2009 and $80.00 / $8.00 thereafter Upside Case - Renegotiate Facility Upside Case ___________________________ 2008A EBITDA includes $5.1mm of non-cash adjustments to DCF. Additional Financial Detail 44

Assumes Strip Pricing for Q1 and Q2 2009 and $80.00 / $8.00 thereafter Upside Case Upside Case - Renegotiate Facility Additional Financial Detail 45

Additional Financial Detail Discounted Cash Flow Analysis - Status Quo Projections Management Case 46

Additional Financial Detail Discounted Cash Flow Analysis - Status Quo Projections Upside Case 47

Additional Financial Detail Discounted Cash Flow Analysis - Status Quo Projections Downside Case 48

Additional Financial Detail Discounted Cash Flow Analysis - Renegotiate Facility Projections Upside Case 49

Additional Financial Detail Discounted Cash Flow Analysis - Private Investment Projections Management Case 50

Additional Financial Detail Discounted Cash Flow Analysis - Private Investment Projections Upside Case 51

Additional Financial Detail Discounted Cash Flow Analysis - Private Investment Projections Downside Case 52